GORDON J. FRETWELL                                      Suite 800
LAW CORPORATION                            889 West Pender Street
                                      Vancouver, British Columbia
                                                   Canada V6C 3B2

                                       Telephone:  (604) 689-1280
                                       Facsimile:  (604) 689-1288

January 22, 1997


The Board of Directors
La Teko Resources Ltd.

     Re:  Registration Statement on Form S-8

Dear Sirs:

I have been engaged by La Teko Resources Ltd. (the "Company") to render my opinion as to whether the shares, issuable upon exercise of the Option Agreements, as hereinafter defined, and referred to in the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), will, when issued, be validly issued, fully-paid, and non-assessable.

It is my understanding that the Company has entered into stock option agreements (the "Option Agreements") with the following directors and employees:


Agreement                   Option
Authoriza                  Agreement  Number of   Price
  tion        Name of      Category    Shares     (US$)      Expiry
  Date        Optionee                                        Date


03/14/96   Robert W.       Director   100,000       $2.50  03/14/2001
           Gentry
06/05/96   John S. Auston  Director   100,000       $2.45  06/05/2004
06/05/96   Douglas R.      Director   100,000       $2.45  06/05/2004
           Beaumont
12/09/96   Gerald Carlson  Director   500,000       $1.85      *

* These options are immediately exercisable to purchase 200,000 shares of common stock through December 9th, 2001, and the remainder vest on the next three anniversary dates of grant (i.e., December 9th, 1997, 1998, and 1999) to purchase an additional 100,000 shares of common stock and may be exercised, in whole or in part, for a period of five years from the date such portions of the options first become exercisable.

In connection with this engagement, I have examined the Company's minute book, and in particular:

a)   Articles of incorporation of the Company;
b)   The Registration Statement; and
c)   Resolutions of the Company's Board of Directors.

I have considered such questions of law and examined such corporate records, certificates and other documents held at the Company's Registered and Records Office as I have deemed relevant and necessary in order to give this opinion. I have made no other investigations for the purpose of the opinion hereinafter given.

As to various questions of fact material to such opinion and which were not independently established, I have relied upon certificates and resolutions of public officials and officers and directors of the Company. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as original documents, of those submitted to me as certified or photocopies and that the trade does not occur in British Columbia.

I am a member of the Law Society of British Columbia and am not permitted to practice in any other jurisdiction and am not an expert in the laws of any other jurisdiction. This opinion is limited to, and based solely on, the laws of the Province of British Columbia.

Based upon and subject to all of the assumptions and qualifications herein expressed, I am of the opinion that the shares of common stock issuable on the exercise of the Option Agreements, when issued in accordance with the terms set forth in the Registration Statement and in the Option Agreements, will be validly issued, fully paid and non-assessable under the corporation laws of the Province of British Columbia, subject to the Company receiving shareholder approval for those Option Agreements granted to directors and officers of the Company and shareholders holding more than 10% of the issued and outstanding shares of the Company.

This firm consents to being named in the prospectus included in the Registration Statement as having rendered the foregoing opinion as having represented the Company in connection with the Registration Statement.

Yours truly,

GORDON J. FRETWELL
LAW CORPORATION

Per:  /s/ Gordon J. Fretwell